Exhibit 1.2

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE COMPANY THAT SUCH SECURITIES MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED ONLY (A) TO THE COMPANY; (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT; (C) IN ACCORDANCE WITH THE EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER, IF AVAILABLE, AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS; OR (D) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE U.S. SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS, AND, IN THE CASE OF PARAGRAPH (C) OR (D), THE HOLDER FURNISHES TO THE COMPANY AN OPINION OF COUNSEL OF RECOGNIZED STANDING IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY TO SUCH EFFECT. A NEW CERTIFICATE NOT BEARING THIS LEGEND MAY BE OBTAINED UPON DELIVERY OF THIS CERTIFICATE AND A DULY EXECUTED DECLARATION, IN A FORM SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT THE SALE OF SECURITIES REPRESENTED HEREBY IS BEING MADE IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT.

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE AUGUST 5, 2023.

WITHOUT PRIOR WRITTEN APPROVAL OF TSX VENTURE EXCHANGE AND COMPLIANCE WITH ALL APPLICABLE SECURITIES LEGISLATION, THE SECURITY REPRESENTED BY THIS CERTIFICATE AND ANY COMMON SHARES ISSUED UPON EXERCISE OF THE CONVERSION RIGHT HEREUNDER MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE TRADED ON OR THROUGH THE FACILITIES OF TSX VENTURE EXCHANGE OR OTHERWISE IN CANADA OR TO OR FOR THE BENEFIT OF A CANADIAN RESIDENT UNTIL AUGUST 5, 2023.

PLANTIFY FOODS, INC.

SECURED DEBENTURE

SERIES 2023-I

Cert. No.: 1 CDN$1,500,000	Due: OCTOBER 4, 2024

FOR VALUE RECEIVED, the undersigned, PLANTIFY FOODS, INC. (the “Corporation”) hereby promises to pay to or to the order of Save Foods, Inc. (the “Holder” or “Lender”) on OCTOBER 4, 2024 (the “Maturity Date”), the sum of CDN$1,500,000 (the “Principal”), together with interest as hereinafter provided for.

Terms used in this Debenture and not otherwise defined in this Debenture are defined in Appendix A hereto.

ARTICLE 1
INTEREST AND PAYMENT OF INTEREST AND PRINCIPAL

1.1	Interest

Subject to ARTICLE 3, the Corporation shall pay interest on the Principal from and including the issue date of this Debenture at a rate of 8% per annum (“Interest”), such Interest to be calculated (but not compounded) daily and payable monthly in arrears on the day that is five Business Days following: (a) the last day of each month prior to the Maturity Date; and (b) the Maturity Date (each an “Interest Payment Date”).

1.2	Method of Payment of Interest

(a)	Subject to Section 1.2(b), the Corporation shall pay and satisfy Interest by and when due by sending by prepaid ordinary mail a cheque or other transfer of funds to the Holder for such Interest payable to the order of the Holder or as the Holder may otherwise in writing direct. Subject to Section 1.2(b), in the event of non-receipt of any cheque or other transfer of funds for Interest by the Holder, the Corporation will cause to be issued to the Holder a replacement cheque or replacement transfer of funds for like amount upon the Corporation being furnished with such evidence of non-receipt as the Corporation shall reasonably require and upon being indemnified to its satisfaction, acting reasonably.

(b)	Provided that: (i) no fact, circumstance or event has occurred and is continuing that constitutes an Event of Default; (ii) all applicable regulatory approvals have been obtained, including without limitation any required approval of the TSXV or any other recognized North American stock exchange or quotation system (the “Other Exchange”) on which the common shares in the capital of the Corporation (the “Common Shares”) are then listed if the Common Shares are not then listed on the TSXV; and (iii) at least three Business Days prior to an Interest Payment Date the Holder has provided the Corporation with written notice (“Interest Share Notice”) of its intention to receive Interest Shares (as hereinafter defined), the Corporation shall have the obligation, to pay and satisfy 100% of the Interest due and payable on any such Interest Payment Date in Common Shares (the “Interest Shares”). The number of Interest Shares shall be the number determined by dividing the dollar amount of Interest to be satisfied by the issuance of Interest Shares by the greater of (x) the Interest Conversion Price , and (y) the volume weighted average trading price of the Common Shares for the five (5) trading days prior to the issuance of the Interest Shares less an amount equal to the maximum discount permitted under the rules of the TSXV or the Other Exchange.

Thereupon, the Holder shall be entitled to be entered in the books of the Corporation as at the date of issuance of the Interest Shares as the holder of the number of Common Shares into which such Interest is convertible. As soon as practicable, the Corporation shall deliver to the Holder a certificate or certificates, or a DRS Notice, representing the Interest Shares. Any Interest Shares issued pursuant to this ARTICLE 1 shall have the applicable legend(s) included on the certificates or DRS Notice representing such Interest Shares required pursuant to Section 9.8.

If the Common Shares are not listed on the TSXV or the Other Exchange, then the payment of Interest shall be paid and satisfied in accordance with Section 1.2(a).

1.3	Method of Payment of Principal

(a)	Subject to ARTICLE 3, the full amount of the Principal is due and payable on or before the Maturity Date.

(b)	Subject to Section 1.3(c), the Corporation shall pay and satisfy the Principal on the Maturity Date by sending by prepaid ordinary mail a cheque or other transfer of funds to the Holder for such Principal payable to the order of the Holder or as the Holder may otherwise in writing direct. Subject to Section 1.3(c), in the event of non-receipt of any cheque or other transfer of funds for Principal by the Holder, the Corporation will cause to be issued to the Holder a replacement cheque or replacement transfer of funds for like amount upon the Corporation being furnished with such evidence of non-receipt as the Corporation shall reasonably require and upon being indemnified to its satisfaction, acting reasonably.

(c)	Provided that: (i) no fact, circumstance or event has occurred and is continuing that constitutes an Event of Default; (ii) all applicable regulatory approvals have been obtained, including without limitation any required approval of the TSXV or the Other Exchange on which the Common Shares are then listed if the Common Shares are not then listed on the TSXV; and (iii) at least three Business Days prior to the issuance of Principal Shares (as defined below) the Holder has provided the Corporation with written notice of the intention (“Principal Share Notice”) to receive Principal Shares, the Corporation shall have the obligation to pay and satisfy 100% of the Principal on or before the Maturity Date by the issuance of Common Shares (the “Principal Shares”). The number of Principal Shares shall be the number determined by dividing the dollar amount of Principal to be satisfied by the issuance of Principal Shares by the Principal Conversion Price.

Thereupon, the Holder shall be entitled to be entered in the books of the Corporation as at the date of issuance of the Principal Shares as the holder of the number of Common Shares into which such Principal is convertible. As soon as practicable, the Corporation shall deliver to the Holder a certificate or certificates, or a DRS Notice, representing the Principal Shares. Any Principal Shares issued pursuant to this ARTICLE 1 shall have the applicable legend included on the certificates or DRS Notice representing such Principal Shares required pursuant to Section 9.8.

If the Common Shares are not listed on the TSXV or the Other Exchange, then the payment of Principal shall be paid and satisfied in accordance with Section 1.3(b).

1.4	Application of Consideration

Any consideration paid in satisfaction of the indebtedness evidenced by this Debenture (whether paid in cash or in Interest Shares or Principal Shares) shall be applied first in satisfaction of any accrued and unpaid Interest which is due and payable, with the remaining portion of such amount applied in satisfaction of the Principal then owing.

1.5	Judgment Interest

If the Holder obtains judgment on this Debenture or in respect of any amount owing hereunder, interest at the rate of 25% per annum, calculated monthly, not in advance, shall be payable on the amount which is outstanding under the said judgment.

ARTICLE 2
ADJUSTMENTS TO PRINCIPAL CONVERSION PRICE

2.1	Adjustment of Conversion Price on Corporate Events

Subject to Sections 2.3 and 4.1(l), the Principal Conversion Price in effect at any date shall be adjusted from time to time if and whenever the Corporation shall:

(a)

(i)	declare a dividend in Common Shares or make a distribution of Common Shares on all or substantially all of its outstanding Common Shares,

(ii)	subdivide its outstanding Common Shares into a larger number of Common Shares, or

(iii)	combine its outstanding Common Shares into a smaller number of Common Shares,

(collectively, “Common Share Reorganization”) then, in each case:

(A)	for the purposes of clause (B) of this paragraph, the number of Common Shares issuable upon conversion of Principal and/or Interest under this Debenture immediately after the occurrence of any such event shall be adjusted to equal the number of Common Shares which a record holder of the same number of Common Shares that would have been issuable under this Debenture immediately prior to the record date for such dividend or distribution or the effective date of such subdivision or combination would own or be entitled to receive after such record date or the effective date of such subdivision or combination, as applicable, and

(B)	the Principal Conversion Price shall be adjusted to equal:

(1)	the Principal Conversion Price in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision or combination, multiplied by the number of Common Shares into which Principal and/or Interest is convertible immediately prior to the adjustment, divided by

(2)	the number of Common Shares into which Principal and/or Interest (as applicable) is convertible immediately after such adjustment.

Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution, and any adjustment pursuant to clauses (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination.

(b)	fix a record date for the issuance of rights, options or warrants to all or substantially all the holders of Common Shares entitling them, for a period expiring not more than 45 days after the record date, to subscribe for or purchase Common Shares or Convertible Securities at a price per Common Share (or having a conversion price per Common Share) less than the Minimum Exercise Price as at the record date (the issuance of any such rights, options or warrants being a “Rights Offering”), then the Principal Conversion Price shall be adjusted effective immediately after the record date so that it shall equal the price determined by multiplying the Principal Conversion Price in effect on the record date of such Rights Offering by a fraction:

(i)	the numerator of which shall be the number of Common Shares outstanding on the record date plus a number of Common Shares equal to the number arrived at by dividing the aggregate price of the total number of additional Common Shares offered for subscription or purchase (or the aggregate conversion price of the Convertible Securities so offered) by the Current Market Price; and

(ii)	the denominator shall be the number of Common Shares outstanding on the record date plus the total number of additional Common Shares offered by subscription or purchase (or into which the Convertible Securities so offered are convertible);

to the extent that any such rights, options or warrants are not so issued or are not exercised prior to the expiration thereof, the Principal Conversion Price shall be readjusted to the Principal Conversion Price which would then be in effect if the record date had not been fixed or the Principal Conversion Price which would then be in effect based upon the number of Common Shares (or Convertible Securities) actually issued upon the exercise of such rights, options and warrants, as the case may be, but subject to any other adjustment required hereunder by reason of any event arising after the record date.

(c)	issue or distribute to all or substantially all the holders of Common Shares:

(i)	shares of any class other than Common Shares, or

(ii)	rights, options or warrants (other than (i) pursuant to a stock option plan or share purchase plan or other employment incentive, (ii) rights, options or warrants exercisable not more than 45 days from the date of issue to purchase Common Shares at a price per Common Share equal to or greater than the Minimum Exercise Price or to purchase Convertible Securities having a conversion price per Common Share equal to or greater than the Minimum Exercise Price or (iii) as provided in Section 1.1(b)), or

(iii)	evidences of indebtedness, or

(iv)	any other assets (other than a cash dividend payable out of earnings or earned surplus legally available for the payment of dividends under the laws of the jurisdiction of incorporation of the Corporation)

and, in any of those cases, the issuance or distribution does not constitute a distribution to which Sections 2.1(a) or 2.1(b) applies (any of such events being herein called a “Special Distribution”), then the Principal Conversion Price shall be adjusted effective immediately after the record date at which the holders of Common Shares are determined for purposes of the Special Distribution to a price which is the product of:

(A)	the Principal Conversion Price in effect on such record date; and

(B)	a fraction:

(1)	the numerator shall be the number of Common Shares outstanding on the record date multiplied by the Current Market Price on the record date, less the fair market value (as determined by the directors acting in good faith with a view to the interests of all of the security holders of the Corporation, including the Holders) of the shares, evidences of indebtedness, assets or property, or rights, options or warrants so distributed; and

(2)	the denominator shall be the number of Common Shares outstanding on the record date multiplied by such Current Market Price;

to the extent that the Special Distribution is not so made or to the extent that any rights, options or warrants so distributed are not exercised, the Principal Conversion Price shall be readjusted to the Principal Conversion Price which would then be in effect based upon such shares, rights, options, warrants, evidences of indebtedness or assets actually distributed or based upon the number of Common Shares or Convertible Securities actually delivered upon the exercise of such rights, options or warrants, as the case may be, but subject to any other adjustment required hereunder by reason of any event arising after the record date.

2.2	Reorganization, Reclassification, Merger, Consolidation or Disposition of Assets.

(a)	If there shall occur a Change of Control and, pursuant to the terms of such Change of Control, common shares of the successor or acquiring corporation, or any cash, shares or other securities or property of any nature whatsoever (including warrants or other subscription or purchase rights) in addition to or in lieu of common shares of the successor or acquiring corporation (any such consideration other than Common Shares, the “Other Property”), are to be received by or distributed to the holders of Common Shares, then the Holder shall thereafter receive, upon conversion of Principal and any accrued and unpaid Interest, the number of Common Shares and the Other Property receivable upon or as a result of such Change of Control by a holder of the number of Common Shares into which this Debenture is convertible immediately prior to such event.

(b)	In case of any such Change of Control described in Section 2.2(a) above where Other Property is received or distributed to holders of Common Shares, the successor or acquiring corporation (if other than the Corporation) shall expressly assume the due and punctual observance and performance of each and every covenant and condition contained in this ARTICLE 2 to be performed and observed by the Corporation, subject to such modifications as may be deemed appropriate (as determined by resolution of the board of directors of the Corporation) in order to provide for adjustments of the common shares of the successor or acquiring corporation into which this Debenture is convertible which shall be as nearly equivalent as practicable to the adjustments provided for in ARTICLE 2. For purposes of ARTICLE 2, common shares of the successor or acquiring corporation shall include shares of such corporation of any class which is not preferred as to dividends or assets on liquidation over any other class of shares of such corporation and which is not subject to redemption and shall also include any evidences of indebtedness, shares or other securities which are convertible into or exchangeable for any such shares, either immediately or upon the arrival of a specified date or the happening of a specified event and any warrants or other rights to subscribe for or purchase any such shares. The foregoing provisions of this ARTICLE 2 shall similarly apply to successive Change of Control transactions.

2.3	Other Provisions Applicable to Adjustments

The following provisions shall be applicable to the making of adjustments of the number of Common Shares into which the Principal and/or Interest under this Debenture is convertible and the Principal Conversion Price provided for in this ARTICLE 2:

(a)	The adjustments required by this ARTICLE 2 shall be made whenever and as often as any specified event requiring an adjustment shall occur, except that any that would otherwise be required may be postponed (except in the case of a subdivision or combination of shares of the Common Shares, as provided for in Section 2.1(a)) if such adjustment either by itself or with other adjustments not previously made adds or subtracts less than 1% of the Common Shares into which the Principal or Interest is convertible immediately prior to the making of such adjustment. Any adjustment representing a change of less than such minimum amount (except as aforesaid) which is postponed shall be carried forward and made as soon as such adjustment, together with other adjustments required by this ARTICLE 2 and not previously made, would result in a minimum adjustment. For the purpose of any adjustment, any specified event shall be deemed to have occurred at the close of business on the date of its occurrence.

(b)	In computing adjustments under this ARTICLE 2, fractional interests in Common Shares shall be taken into account to the nearest whole share.

(c)	If the Corporation undertakes a transaction contemplated under this ARTICLE 2 and as a result takes a record of the holders of its Common Shares for the purpose of entitling them to receive a dividend or distribution or subscription or purchase rights or other benefits contemplated under this ARTICLE 2 and shall, thereafter and before the distribution to shareholders thereof, legally abandon its plan to pay or deliver such dividend, distribution, subscription or purchase rights or other benefits contemplated under this ARTICLE 2, then thereafter no adjustment shall be required by reason of the taking of such record and any such adjustment previously made in respect thereof shall be rescinded and annulled.

(d)	If after any property becomes distributable pursuant to this ARTICLE 2 by reason of the taking of any record of the holders of Common Shares, but prior to the occurrence of the event for which such record is taken, the Corporation exercises its right to satisfy the payment of Principal and/or Interest by issuing Common Shares during such time, then the Holder shall continue to be entitled to receive any Common Shares or other property issuable upon conversion hereunder by reason of such adjustment and such shares or other property shall be held in escrow for the Holder by the Corporation to be issued to the Holder upon and to the extent that the event actually takes place. Notwithstanding any other provision to the contrary herein, if the event for which such record was taken fails to occur or is rescinded, then such escrowed shares shall be cancelled by the Corporation and escrowed property returned to the Corporation.

(e)	No adjustment in the Principal Conversion Price shall be made in respect of any event described in Section 2.1 or 2.4 if the Holder is entitled to participate in such event on the same terms, mutatis mutandis, as if the Principal amount of this Debenture and any accrued and unpaid Interest thereon had been converted into Common Shares immediately prior to the effective date or record date of such event. Any such participation by a Holder in any event described in Sections 2.1 or 2.4 will be subject to the prior approval of the TSXV.

2.4	Other Action Affecting Common Shares.

Subject to Section 4.1(l), in case at any time or from time to time the Corporation shall take any action in respect of its Common Shares, other than any action described in this ARTICLE 2 or the payment of cash dividends payable out of earnings or earned surplus legally available for the payment of dividends under the laws of the jurisdiction of incorporation of the Corporation, then, unless such action will not have a materially adverse effect upon the rights of the Holder, the number of Common Shares or other shares into which Principal and/or Interest is convertible into and/or the Principal Conversion Price thereof shall be adjusted in such manner as may be equitable in the circumstances as determined in good faith by the Board of Directors of the Corporation. Any such adjustments made under this Section 2.4 will be subject to the prior approval of the TSXV.

2.5	Common Share Transfer Taxes.

The issue of share certificates or DRS Statements upon conversion of Principal and/or Interest under this Debenture shall be made without charge to the Holder for any stamp or issuance tax in respect of such issue. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares in any name other than that of the Holder, and the Corporation shall not be required to issue or deliver any such share certificate unless and until the person or persons requesting the issue thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

ARTICLE 3

Redemption

3.1	Amount Paid on Redemption

At any time prior to the Maturity Date, provided that: (i) no fact, circumstance or event has occurred and is continuing that constitutes an Event of Default; and (ii) not more than 60 days nor less than 30 days prior to the date fixed for redemption the Corporation has provided the Holder with written notice of the intention to redeem this Debenture (“Redemption Notice”), the Corporation shall have the right, but not the obligation, in its sole and absolute discretion, to redeem, either in whole or in part, this Debenture, at a price payable in cash equal to 150% of Principal, plus accrued and unpaid Interest thereon up to and including the date set forth for redemption (the “Redemption Price”).

3.2	Notice of Redemption

Every Redemption Notice shall specify the Redemption Price and the date on which the Redemption is to occur (the “Redemption Date”). Interest upon the Principal called for redemption shall cease to be payable from and after the Redemption Date.

3.3	Partial Redemption

(a)	If less than all the Debentures outstanding are at any time to be redeemed, the Debentures to be so redeemed shall be selected by the Corporation on a pro rata basis to the nearest multiple of $1,000 in accordance with the principal amount of the Debentures registered in the name of the Holder.

(b)	In the event that one or more of such Debentures becomes subject to redemption in part, upon surrender of any such Debentures for payment of the Redemption Price, the Corporation shall execute one or more new Debentures for the unredeemed part of the principal amount of the Debenture or Debentures so surrendered.

3.4	Debentures Due on Redemption Dates

Provided that the Redemption Notice has been delivered to the Holder, the Debenture when so called for redemption shall thereupon be and become due and payable at the Redemption Price, in the same manner and with the same effect as if it were the Maturity Date.

3.5	Method of Payment of Redemption Price

The Corporation shall pay and satisfy the Redemption Price on the Redemption Date by sending by prepaid ordinary mail a cheque or other transfer of funds to the Holder for such Redemption Price payable to the order of the Holder or as the Holder may otherwise in writing direct. In the event of non-receipt of any cheque or other transfer of funds for the Redemption Price by the Holder, the Corporation will cause to be issued to the Holder a replacement cheque or replacement transfer of funds for like amount upon the Corporation being furnished with such evidence of non-receipt as the Corporation shall reasonably require and upon being indemnified to its satisfaction, acting reasonably.

3.6	Failure to Surrender Debentures Called for Redemption

In case the Holder for redemption shall fail on or before the Redemption Date to surrender this Debenture, or shall not within such time accept payment of the Redemption Price payable, the Redemption Price may be set aside in trust, in a chartered bank or with counsel to the Corporation in a bank account with interest, if any, accruing thereon and shall be deemed to be payment in full to the Holder. To that extent the Debenture shall thereafter not be considered as outstanding hereunder, the Holder shall have no other right except to receive payment out of the Redemption Price so paid and deposited together with any accrued interest thereon, which amount the Corporation shall request to be paid upon surrender and delivery of such holder’s Debenture. In the event that any money required to be deposited hereunder and any interest earned thereon shall remain so deposited for a period of five years less one day from the Redemption Date, then such monies shall at the end of such period be paid over to the Corporation on its written demand.

3.7	Cancellation of Debentures Redeemed

Subject to the provisions of Sections 3.3 as to the Debentures redeemed in part, all Debentures redeemed and paid in full under this ARTICLE 3 shall forthwith be delivered to the Corporation and cancelled and no Debentures shall be issued in substitution for those redeemed.

ARTICLE 4
Events of Default

4.1	Events of Default

Any of the following shall constitute an event of default under this Debenture (each an “Event of Default”):

(a)	failure by the Corporation to pay:

(i)	the applicable Interest amount within five Business Days of an Interest Payment Date;

(ii)	the full amount of the Principal and any accrued and unpaid Interest owing thereon within five Business Days after the Maturity Date; or

(iii)	the Redemption Price within five Business Days after the Redemption Date;

(b)	if any representation or warranty made by the Corporation in that certain Securities Exchange Agreement between the Corporation and the Holder dated the date hereof (the “Exchange Agreement”) or the certificate delivered thereunder is found to be untrue or incorrect in any material respect as of the date when made so as to cause a Material Adverse Effect;

(c)	the Corporation becomes unable to satisfy its liabilities as they become due or otherwise commits an act of bankruptcy or admits that it is insolvent;

(d)	the Corporation, any creditor of the Corporation or any other Person institutes any proceeding (or the Corporation takes any corporate action or executes any agreement in connection with the commencement of any proceeding) which the Corporation is not contesting in good faith and by appropriate proceedings to the satisfaction of the Holder, acting reasonably, and such proceedings are not permanently stayed or dismissed within 45 days from the date of commencement thereof:

(i)	seeking to adjudicate the Corporation a bankrupt or insolvent;

(ii)	seeking liquidation, dissolution, winding-up, reorganization, arrangement, protection, relief or composition of the Corporation or any material part of its property or debt, or making a proposal with respect to the Corporation, under any law relating to bankruptcy, insolvency, reorganization or compromise of debts or other similar laws; or

(iii)	seeking appointment of a receiver, receiver and manager, trustee, agent, custodian, monitor, liquidator or similar official for the Corporation or for any material part of its assets, business or operations or for any material part of the Secured Property;

(e)	there occurs any distress or other similar such enforcement process in respect of any material part of the Secured Property, whether by court order or other formal or informal proceeding;

(f)	any resolution is passed for the winding up, dissolution or liquidation of the Corporation (other than with or into the Corporation of any subsidiary wholly owned by the Corporation) or if the Corporation loses its charter by expiration, cancellation, forfeiture or otherwise;

(g)	a Person obtains a judgment, decree or order against the Corporation, any of the Corporation’s assets, business or operations for an amount in excess of $200,000 that remains outstanding for more than 30 days unless such judgment, decree or order is appealed within 15 Business Days from the date of the issuance of such judgment, decree or order; or

(h)	this Debenture or any of the Security shall cease to create a valid and perfected Lien or are otherwise cancelled, terminated or revoked, other than in accordance with the terms hereof;

(i)	if the Corporation breaches any of the covenants contained in ARTICLE 6 and fails to cure such breach within five Business Days, provided that in the case of breaches of Section 6.1 (other than subsections (e), (f) and (g)) the aforementioned five Business Days shall commence on the day after the Corporation has received notice of the specifics of such breach;

(j)	the Corporation shall default in any material respect (subject to any grace or cure period provided in the applicable Material Agreement) under any Material Agreement or any obligation imposed by any Material Agreement and fails to cure such breach within five Business Days;

(k)	the payment or distribution of Common Shares, options (including pursuant to the Corporation’s omnibus equity incentive plan approved by the shareholders of the corporation at the corporation’s annual and special meeting held on December 12, 2022) or warrants of the Corporation is made to the Corporation’s senior management or any affiliate of senior management of the Corporation (other than where such person participates in a financing by the Corporation on the same terms and conditions as the remaining participants in such financing for consideration in cash equal to fair market value) without the prior approval of the Holder or the representative of Safe Foods, Inc. on the Corporation’s board of directors;

(l)	if the Corporation makes any payment or distributions of cash (other than a rights offering) to holders of the Common Shares;

(m)	if the Corporation is subject to a cease trade order that remains in effect for a period of more than 30 days as a result of a default of any material requirements of any applicable securities regulatory filings or delisted (excluding a move to an Other Exchange) by the TSXV;

(n)	[intentionally omitted];

(o)	the Corporation enters into any agreement, covenant or instrument in breach of the provisions of this Debenture, the Exchange Agreement or the Pari Passu Agreement;

(p)	the Corporation enters into any long term joint venture or similar transaction in respect of any of its assets, business or operations, other than with the Holder or an associate or affiliate (as such terms are defined in the Securities Act (Ontario)) of the Holder as contemplated by any Material Agreement;

(q)	the Corporation breaches its obligations stipulated in Section 9.17; and

(r)	the occurrence of a Change of Control of the Corporation.

4.2	Actions in an Event of Default

(a)	The Corporation shall promptly give notice in writing to the Holder of the occurrence of any Event of Default or other event which, with the lapse of time or giving of notice, would be an Event of Default. Such written notice shall specify the nature of such default or Event of Default and the steps taken to remedy the same and shall be delivered in accordance with Section 8.1 hereof.

(b)	Upon the occurrence of an Event of Default, this Debenture shall, at the option of the Holder, be immediately due and payable in whole or in part 30 days after the Holder provides written notice of such default to the Corporation in accordance with Section 8.1 if such default has not been cured during such 30 day period. In addition, the Security (as defined below) shall immediately following the thirty day period referred to in the preceding sentence become enforceable if (i) such default has not been cured, and (ii) the Principal and any accrued and unpaid Interest has not been repaid if so demanded by the Holder during such 30 day period (or alternatively at the Holder’s request been satisfied by the issuance of Interest Shares and Principal Shares at the then applicable Principal Conversion Price), and the Holder may upon the Security becoming enforceable, forthwith or at any time thereafter and without notice to the Corporation except as required by:

(i)	any applicable Bankruptcy Law;

(ii)	other applicable legislation; or

(iii)	this Agreement,

enjoy and exercise all of the rights and remedies of a secured party thereunder including, without limitation, the sale, transfer and/or assignment of all, or less than all, of the Security. Notwithstanding the preceding provisions of this clause 4.2(b), the 30 day cure period shall not apply to an Event of Default set forth in Sections 4.1(c) and (f).

ARTICLE 5

Security

5.1	Security and Security Documents

(a)	Continuous Obligation to Grant and Maintain Security. As security for the due and punctual payment and performance in full of all obligations of the Corporation towards the Holder incurred under this Debenture, the Corporation shall grant the Holder, in favour of the Holder, and maintain security for the benefit of the Holder on all its property and assets, both present and future and of every nature and kind and wherever situated, including for greater certainty all the shares and convertible securities owned by the Corporation in its subsidiary Peas of Bean Ltd. Equity Securities (collectively, the “Secured Property”), to the extent and pursuant to such documents (the “Security Documents”) as the Lender may reasonably require (the “Security”). The Security shall create, in favour of the Holder, a first-ranking Lien on all property and assets of the Corporation subject only to Permitted Liens.

(b)	Security as Condition Precedent. As a condition precedent to the Holder’s obligation to make available the Principal under this Debenture, the Corporation shall have delivered to the Holder, in form and substance satisfactory to the Holder, in its sole unfettered discretion, a general security agreement and in respect of the Peas of Beans Ltd Equity Securities a pledge of shares or such other documents as the Holder’s counsel shall request.

5.2	Publication of Security

The Corporation shall cause the Security to be continuously registered, recorded or otherwise perfected or published wherever and however necessary to enforce and set up the rights created thereunder against third persons.

ARTICLE 6

Covenants of the CORPORATION

6.1	Positive Covenants

For as long as this Debenture remains outstanding, the Corporation declares, covenants and agrees as follows:

(a)	that the Corporation shall maintain its corporate existence and conduct its business in a proper and business-like manner and take all commercially reasonable action to: (i) carry on its business as currently conducted; and (ii) comply with all applicable legal requirements;

(b)	that all Common Shares which shall be so issuable pursuant to this Debenture shall be duly and validly issued as fully-paid and non-assessable common shares in the capital of the Corporation;

(c)	that the Corporation will seek all necessary regulatory approvals required for the issuance of the Principal Shares and Interest Shares and the listing of such shares on the TSXV;

(d)	to use its reasonable commercial efforts to maintain the listing and posting for trading of its Common Shares on the TSXV or the Other Exchange, provided that this obligation shall cease in the event of any takeover bid, merger, amalgamation, business combination or other transaction involving a change of control or sale of all or substantially all of the Corporation’s assets;

(e)	to promptly notify the Holder orally and in writing of any material change in the Corporation’s financial position within two Business Days of such change;

(f)	to pay all Taxes of the Corporation promptly as they become due;

(g)	to promptly notify the Holder orally and in writing after receiving notice of any Litigation Claim involving a sum greater than $10,000 and the Corporation shall provide the Holder with updates of any material changes to such Litigation Claims for which the Corporation has knowledge within three Business Days of the Corporation becoming aware of such change; and

(h)	to, from time to time at its expense, promptly and duly authorize, execute and deliver such further instruments and documents, and take such further action, as the Holder may reasonably request for the purpose of preserving the Security, and full benefits of, and the rights and powers granted by, the Security (including the filing of any registration form, financing statements or financing change statements under any applicable legislation, application for the registration or an application for the registration of a rectification with respect to the Security and including any steps required to register security on any immovable or real property if necessary).

6.2	Negative Covenants

For as long as this Debenture remains outstanding, without the prior written consent of the Primary Holder, the Corporation declares, covenants and agrees that the Corporation shall not:

(a)	incur, issue or permit to exist Debt, or to commit to such incurring, issuance or existence of Debt, except for the Permitted Debt;

(b)	entering into any instrument, contract document or agreement which grants any Lien or assignment by way of security in the assets, business or operations of the Corporation, except for the Permitted Liens;

(c)	make any amendment to its articles or the fundamental nature of the Corporation’s business without the consent of the Holder or the representative of Safe Foods, Inc. on the Corporation’s board of directors;

(d)	dispose of, or commit to dispose of, any Material Assets of the Corporation without the consent of the Holder; and

(e)	take any action that would in any material respect adversely affect the validity, adequacy or enforcement of the Security.

6.3	Certain Litigation

Notwithstanding any other provision of this Debenture, if:

(a)	the Corporation becomes subject to or initiates a judicial or administrative proceeding (the “Proceeding”) involving a Litigation Claim (other than a Permitted Litigation Claim) whereby there is a reasonable possibility that the Losses claimed against the Corporation would exceed $200,000 (as determined in good faith by the board of directors of the Corporation) and after seeking advice from counsel (the “Specified Claim”); and

(b)	the board of directors of the Corporation has, acting in good faith and after seeking advice from counsel, not concluded that the Specified Claim does not have a reasonable chance of success,

then unless otherwise agreed to in writing by the Holder, Section 1.3(c) shall not be applicable to permit the satisfaction of the Principal in Principal Shares and Section 1.1(b) shall not be applicable to permit the satisfaction of Interest in Interest Shares, and the Maturity Date of this Debenture and the Liens related to this Debenture shall be extended until the earliest of (w) three years after the commencement of the Proceeding, (x) the date on which a final non-appealable judgment is rendered in respect of the Specified Claim, and (y) the date on which the Specified Claim is withdrawn or finally settled. If the Maturity Date is extended in the circumstances described above, the Corporation shall have the right, but not the obligation, to repay (without premium or penalty) the Principal and any accrued but unpaid Interest on the Debenture in cash at any time prior to the extended Maturity Date, and Section 1.3(c) and Section 1.1(b) shall again apply if and when the Specified Claim is withdrawn or resolved substantially in favour of the Corporation.

ARTICLE 7

USE OF DEBENTURE FOR PAYMENTS TO THE CORPORATION

7.1	Use of Debenture for Payments to the Corporation

The Holder shall have the right, in its sole and absolute discretion, to satisfy any payment due by the Holder to the Corporation, whether for the payment of the subscription price for other securities of the Corporation or otherwise, by delivering to the Corporation this Debenture, valued at par plus any accrued and unpaid Interest thereon.

7.2	Fractional Debenture

If any one or more of the payments contemplated in Section 7.1 are less than the full amount of the Principal and accrued and unpaid Interest thereon, the Corporation shall, at its own expense, execute one or more new Debentures for the remaining portion of the Principal remaining outstanding after satisfaction of such payment(s).

ARTICLE 8

Notices

8.1	Notices and Demands

All notices and demands required by and referred to in this Debenture shall be in writing and shall be personally delivered or mailed by prepaid registered mail to the Corporation at 2264 East 11th Avenue, Vancouver, British Columbia V5N 1Z6 Canada or to the Holder at the address set out on page 1 of this Debenture or to such other address as either party may from time to time designate to the other party by notice in the aforesaid manner. Any notice or demand so personally delivered shall be deemed to have been validly and effectively given and received on the date of such delivery. Any notice or demand so mailed shall be deemed to have been validly and effectively given and received on the fifth Business Day following the date of mailing.

ARTICLE 9

Interpretation

9.1	Currency

All amounts referred to or payable under this Debenture are in Canadian dollars.

9.2	Non Waiver

The extension of the time for making any payment which is due and payable hereunder at any time or times or the failure, delay or omission on the part of the Holder to exercise or enforce any rights or remedies of the Holder hereunder or under any instrument securing payment of the indebtedness evidenced by this Debenture shall not constitute a waiver of the right of the Holder to enforce such rights and remedies thereafter.

9.3	Amendments

No amendment, modification or waiver of any provision of this Debenture or consent to any departure by the Corporation from any provision of this Debenture is in any event effective unless it is in writing. Any amendments to this Debenture, other than any amendments to Articles 4 and 6, will be subject to the prior approval of the TSXV.

9.4	Governing Law

All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and enforced in accordance with the laws of the Province of British Columbia, Canada, and the federal laws of Canada applicable therein, without reference to the conflicts of laws principles thereof.

9.5	Jurisdiction and Venue

This Debenture shall be subject to the exclusive jurisdiction of the courts of Vancouver, British Columbia. The Parties hereby agree that any breach of any term or condition of this Debenture shall be deemed to be a breach occurring in the Province of British Columbia by virtue of a failure to perform an act required to be performed in the Province of Quebec and irrevocably and expressly agree to submit to the jurisdiction of the courts of Vancouver, British Columbia for the purpose of resolving any disputes relating to this Debenture or the transactions contemplated hereby. The Parties irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Debenture, or any judgment entered by any court in respect hereof brought in Vancouver, British Columbia, and further irrevocably waive any claim that any suit, action or proceeding brought in Vancouver, British Columbia has been brought in an inconvenient forum. Each Party hereto consents to process being served in any such suit, action or proceeding, by mailing a copy thereof to such Party at the address in effect for notices to it under this Debenture and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this Section 9.5 shall affect or limit any right to serve process in any other manner permitted by law.

9.6	Further Assurances

Each party agrees to cooperate fully with the other party and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Debenture, and further agrees to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable law to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals, to effect all necessary registrations and filings, and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Debenture for the purpose of securing to the parties hereto the benefits contemplated by this Debenture. Without limiting the generality of the foregoing, the Holder Foods shall promptly following its execution of this Agreement deliver to Plantify a completed and executed TSX Venture Exchange Form 4C Corporate Placee Registration Form in the form attached as Appendix A hereto.

9.7	No Requirement to Issue Fractional Shares

The Corporation shall not be required to issue fractional Common Shares, including Interest Shares and Principal Shares pursuant to this Debenture. If any fractional interest in Common Shares would, except for the provisions of this Section 9.7, be deliverable pursuant to this Debenture, the Corporation shall, in lieu of delivering any certificate or DRS Statement representing such fractional interest, satisfy such fractional interest by paying to the Holder an amount of lawful money of Canada equal (computed to the nearest whole cent, and one-half of a cent being rounded up) to the value of such fractional interest.

9.8	Legend

If required by applicable law, a legend substantially in the form of the following legend shall be placed on the certificates representing the Interest Shares and the Principal Shares:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (the U.S. SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE COMPANY THAT SUCH SECURITIES MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED ONLY (A) TO THE COMPANY, (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT; (C) IN ACCORDANCE WITH THE EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER, IF AVAILABLE, AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS OR (D) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE U.S. SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS, AND, IN THE CASE OF PARAGRAPH (C) OR (D), THE SELLER FURNISHES TO THE COMPANY AN OPINION OF COUNSEL OF RECOGNIZED STANDING IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY TO SUCH EFFECT. THE PRESENCE OF THIS LEGEND MAY IMPAIR THE ABILITY OF THE HOLDER HEREOF TO EFFECT “GOOD DELIVERY” OF THE SECURITIES REPRESENTED HEREBY ON A CANADIAN STOCK EXCHANGE. A NEW CERTIFICATE NOT BEARING THIS LEGEND MAY BE OBTAINED UPON DELIVERY OF THIS CERTIFICATE AND A DULY EXECUTED DECLARATION, IN A FORM SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT THE SALE OF SECURITIES REPRESENTED HEREBY IS BEING MADE IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT.

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE AUGUST 5, 2023.

WITHOUT PRIOR WRITTEN APPROVAL OF TSX VENTURE EXCHANGE AND COMPLIANCE WITH ALL APPLICABLE SECURITIES LEGISLATION, THE SECURITY REPRESENTED BY THIS CERTIFICATE AND ANY COMMON SHARES ISSUED UPON EXERCISE OF THE CONVERSION RIGHT HEREUNDER MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE TRADED ON OR THROUGH THE FACILITIES OF TSX VENTURE EXCHANGE OR OTHERWISE IN CANADA OR TO OR FOR THE BENEFIT OF A CANADIAN RESIDENT UNTIL AUGUST 5, 2023.

9.9	Time of the Essence

Time shall in all respects be of the essence of this Debenture.

9.10	Waiver of Benefits

The Corporation hereby waives the benefits of demand and presentment for payment, notice of nonpayment, protest and notice of protest of this Debenture.

9.11	Compliance with Directions, etc.

The Holder may at any time direct the Corporation to make any payment which is due and payable hereunder or to become due and payable hereunder to any person and the Corporation shall comply with such direction. The Corporation shall, upon the written demand of the Holder, confirm to any third party specified by the Holder that such direction has been received and that no prepayments have been made hereunder and that the Corporation has not been directed to make payments hereunder to any other person.

9.12	Negotiability

This Debenture may be assigned, discounted, pledged or hypothecated by the Holder and by any subsequent holder of this Debenture; provided, however, this Debenture is not intended by the parties to be, and is not, a negotiable instrument.

9.13	Reimbursement of Expenses

The Corporation shall reimburse the Holder upon demand for any reasonable costs and expenses actually incurred by the Holder, including without limitation, reasonable attorney fees provided that such attorney fees represent only the fees of one law firm retained jointly by all the Holders (as selected by the Primary Holder), in exercising any right, power, or remedy provided by this Debenture.

9.14	Counterparts

This Debenture may be executed in any number of counterparts, each of which shall be an original as against a party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Debenture shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of the parties reflected hereon as signatories. In the event that any signature is delivered by facsimile transmission or electronic pdf, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or electronic pdf signature page, as applicable, were an original thereof.

9.15	No Third party Beneficiary

Nothing expressed or implied in this Debenture is intended, or shall be construed, to confer upon or give any Person other than the parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Debenture.

9.16	Right of First Refusal

The Corporation will notify the Holder (the “Financing Notice”) of the terms of any further financing that it requires or proposes to obtain during the 12 months from the date of the first to occur of the repayment of all amounts owing to the Holder hereunder or the conversion of all amounts owing hereunder into Principal Shares or Interest Shares, as the case may be (the “ROFR Expiry Date”), and the Holder will have the right of first refusal (the “ROFR”) to provide such financing, subject to any applicable securities laws or rules of the TSXV or Other Exchange. The said right of first refusal must be exercised by the Holder within five Business Days following the receipt of the Financing Notice by notifying the Corporation that it will provide such financing on the terms set out in the Financing Notice. If the Holder fails to give the applicable notice with the time specified, the Corporation will then be free to make other arrangements to obtain financing from another source on the same terms or on terms no less favourable to the Corporation than that specified in the Financing Notice. For greater certainty and without derogating from the foregoing, the ROFR shall be a recurring right in respect of every Financing Notice until the ROFR Expiry Date.

9.17	Language

The parties hereto confirm that they have expressly agreed that this Debenture and all ancillary documents be drawn up in the English language. Les parties aux présentes confirment qu’elles ont expressément convenu que cette convention et tout document connexe soient rédigés en langue anglaise.

[Signature Page Follows]

IN WITNESS WHEREOF the parties hereto have executed this Debenture this 4th day of April, 2023.

PLANTIFY FOODS, INC.

Per:	/s/ Gabriel Kabazo
Name:	Gabriel Kabazo
Title:	Chief Financial Officer
I have authority to bind the Corporation

SAVE FOODS, INC.

Per:	/s/ David Palach
Name:	David Palach
Title:	Chief Executive Officer
I have authority to bind the company

APPENDIX A

DEFINITIONS

The following terms when used in this Debenture shall have the respective meanings ascribed to them below:

“Bankruptcy Law” means the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), any provision in applicable United States federal, Canadian, state, provincial, territorial or foreign corporate law with respect to arrangements or reorganizations, in each case, as amended, or any similar United States federal, Canadian, provincial, territorial or foreign law for the relief of debtors.

“Business Day” means a day other than a Saturday, Sunday or any other day on which Canadian chartered banks located in the City of Vancouver, Province of British Columbia are not open for business.

“Change of Control” means with respect to the Corporation any of the following to which the Holder or an associate or affiliate (as such terms are defined in the Securities Act (Ontario)) of the Holder is not a party, directly or indirectly:

(a)	any merger, tender offer, take-over bid, amalgamation, plan of arrangement, business combination or consolidation in respect of the Corporation;

(b)	the direct or indirect sale, transfer, assignment, exchange, lease, release, licence or other disposition to a third party of all or substantially all of its assets, business, operations or undertaking out of the ordinary course of business;

(c)	any purchase or other acquisition by a Person of such number of Equity Securities or any rights or interests therein or thereto, which together with the Equity Securities over which such Person directly or indirectly maintains legal control or direction over, and the holdings of any other Person or Persons with whom such first Person may be acting jointly or in concert (as such term is defined in the Securities Act (Ontario)):

(i)	constitutes at least 50.01% of the outstanding Common Shares; or

(ii)	permits such Person to appoint the majority of the board of directors of the Corporation; and

(d)	any similar business combination or transaction, of or involving the Corporation.

“Convertible Securities” means Securities that are exchangeable, convertible or exercisable into Common Shares.

“Current Market Price” of the Common Shares at any date means the price per share equal to the volume weighted average trading price of the Common Shares on the TSXV during the twenty consecutive trading days ending three Business Days before such date or, if the Common Shares are not then listed on the TSXV, on such Other Exchange on which the Common Shares trade as may be selected by the directors of the Corporation for such purpose or, if the Common Shares are not then listed on any Other Exchange, in the over-the-counter market, during the twenty consecutive trading days ending three Business Days before such date; provided that if the Common Shares are not then listed on the TSXV, any Other Exchange or traded in the over-the counter market, then the Current Market Price shall be determined by such firm of independent chartered accountants as may be selected by the directors of the Corporation.

“Debenture” means this Series 2011-I secured debenture issued by the Corporation.

“Debt” means with respect to the Corporation, without duplication:

(a)	any of its indebtedness for or in respect of borrowed money, including liabilities and obligations with respect to letters of credit, letters of guarantee, bankers’ acceptances or similar instruments issued or accepted by banks and other financial institutions for the account of the Corporation;

(b)	any of its indebtedness for or in respect of the purchase or acquisition price of property, whether or not recourse is limited to the repossession and sale of any such property;

(c)	any obligations under any lease entered into as lessee which would be classified as a capital lease in accordance with GAAP;

(d)	any obligations of it to purchase, redeem, retract or otherwise acquire any securities issued by the Corporation where such obligation has been exercised or otherwise become payable; and

(e)	any debt of another Person which is directly or indirectly guaranteed by the Corporation or which the Corporation has agreed to purchase or otherwise acquire or in respect of which the Corporation has otherwise assured a creditor against loss, but for greater certainty, “Debt” shall not include unsecured trade debt incurred in the ordinary course of business, nor any contingent liabilities.

“DRS Notice” means a direct registration system ownership statement.

“Equity Securities” means, together, Common Shares and Convertible Securities.

“GAAP” means generally accepted accounting principles in Canada or International Financial Reporting Standards, as the case may be, as from time to time in effect.

“governmental authority” means any international, supranational, national, provincial, regional, federal, state, municipal or local government, any instrumentality, subdivision, court, administrative or regulatory agency, tribunal or commission or other authority, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

“Interest Conversion Price” means the Market Price (as defined in Policy 1.1 of the TSXV Corporate Finance Manual) of the Common Shares as of each applicable Interest Payment Date.

“Lien” means any hypothec, security interest, mortgage, lien, pledge, assignment by way of security or any other agreement or encumbrance or charge of any nature that secures the performance of an obligation, and a person is deemed to own subject to a Lien any property or assets that it has acquired or holds subject to the right of a vendor or lessor under any conditional sale agreement, capital or synthetic lease or similar agreement (other than an operating lease) relating to such property or assets.

“Litigation Claim” means any claim for Losses adverse to the Corporation commenced in a court of competent jurisdiction.

“Losses” means any and all actual damages, fines, fees, penalties, deficiencies, liabilities, claims, losses (including loss of value), demands, claims, suits, judgments, awards, settlements, actions, obligations, costs and expenses.

“Material Adverse Effect” means, with respect to the Corporation, a material adverse effect on the condition (financial or otherwise), business, properties, assets or liabilities (including contingent liabilities) of the Corporation taken as a whole, or on the ability of the Corporation to perform its obligations under this Debenture or the Pari Passu Agreement.

“Material Agreement” means an agreement, lease, document or instruments relating to Debt with an outstanding principal face amount of at least $50,000.

“Material Assets” means the Peas of Beans Ltd. Equity Securities.

“Minimum Exercise Price” at any time means the greater of (i) 75% of the Current Market Price at that time and (ii) the price which is at the maximum discount permitted at that time for Common Shares under the rules of the TSXV or the Other Exchange.

“Obligations” means the Principal, Interest and all other amounts owing hereunder.

“Pari Passu Agreement” means the agency and pari passu priority agreement dated the date hereof between, among others, the Holder and the Corporation.

“Peas Of Beans Ltd. Equity Securities” means all of the shares and convertible securities owned by the Corporation in its subsidiary Peas of Bean Ltd., a company existing pursuant to the laws of the State of Israel.

“Permitted Debt” means:

(a)	the Obligations;

(b)	other indebtedness secured by Permitted Liens;

(c)	accounts payable incurred in the ordinary course of business and professional fees;

(d)	accrued liabilities, Taxes, deferred revenues and operating leases incurred in the ordinary course of business;

(e)	obligations in respect of capital leases and purchase money security interests incurred in the ordinary course of business (subject to any limits which may be established hereunder), and obligations under the Corporation’s immovable or real property leases or subleases (including under or in connection with any municipal bonds in respect of the purchase of such immovable or real property) and mining claims, mining rights, and mining interests;

(f)	any other Debt the Holder or the representative of Safe Foods, Inc. on the Corporation’s board of directors may declare in writing to be Permitted Debt; and

(g)	any other Debt not to exceed $250,000 in the aggregate.

“Permitted Liens” means any of the following:

(a)	Liens for Taxes and assessments or governmental charges or levies provided that payment thereof is not overdue or, if overdue, is being contested in good faith by appropriate actions or proceedings and that adequate reserves are maintained to the extent required by GAAP;

(b)	Liens resulting from the judgment of any court provided that the time for appeal of such judgment has not expired or that the Corporation is in good faith prosecuting an appeal and a stay of execution pending such appeal has been secured and provided further that adequate reserves are maintained to the extent required by GAAP;

(c)	Rights reserved to or vested in any municipality or governmental or other public authority by the terms of any lease, licence, franchise, grant or permit, or by any statutory provision, including without limitation, to terminate the same or to require annual or other periodic payments as a condition to the continuance thereof;

(d)	Liens incidental to the conduct of the Corporation’s business including, without limitation, prior claims and other inchoate or indeterminate Liens, Liens of any warehouseman, repairman or builder, Liens to secure payment of premiums on insurance purchased in the usual course of business, Liens arising in connection with worker’s compensation, unemployment insurance or pension and employee benefits legislation, Liens to secure statutory obligations, Liens created under surety or appeal bonds, deposits or pledges to secure bids, tenders or contracts in the ordinary course of the Corporation’s business and other Liens of like general nature provided in each case, the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate actions or proceedings and that adequate reserves are maintained to the extent required by GAAP;

(e)	minor title defects, minor survey exceptions or minor encumbrances, servitudes, easements or reservations of, or rights of others for rights-of-way, utilities and other similar purposes, security given to a public utility or municipality when required by such Governmental Authority in connection with the operation of the Corporation’s business or zoning or other restrictions as to the use of immovable or real properties, which Liens do not in the aggregate materially detract from the value of said properties or materially impair their use in the operation of the Corporation’s business as currently conducted;

(f)	Liens created under the Security;

(g)	security given in the ordinary course of business to a public utility or any municipality or government or other public authority when required by such utility or municipality or governmental or other authority in connection with the operations of the Corporation;

(h)	Liens securing obligations incurred in connection with the purchase or the lease of any real or immovable property, improvements thereto and equipment or securing any renewal, extension or replacement of such obligations, provided that any such Lien charges only the property purchased or leased and for an amount not in excess of the related obligations and that the aggregate of all outstanding amounts secured by such Liens does not at any time exceed $20,000;

(i)	any other encumbrances or Liens the Holder declares in writing to be Permitted Liens; and

(j)	such other Liens in respect of Permitted Debt.

“Person” includes any individual, firm, partnership, limited partnership, limited liability partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, body corporate, corporation, company, unincorporated association or organization, governmental authority, syndicate or other entity, whether or not having legal status.

“Principal Conversion Price” means $0.05 until the first anniversary of the date of this Debenture and $0.10 thereafter.

“Securities” has the meaning ascribed thereto in the Securities Act (Ontario).

“Taxes” includes any and all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, customs, capital stock, franchise, employees’ withholding, foreign or domestic withholding, social security, unemployment, disability, Canadian Pension Plan premiums, workers’ compensation payments, employer health payments, real property, personal property, sales, use, transfer, valued added, goods and services, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever, and any interest, penalties, addition to or additional amount thereon imposed, assessed or collected by or under the authority of any Government Authority or other taxing authority (including of Canada or any province or jurisdiction contained therein) or payable under any tax sharing or any other contracts.

“TSXV” means the TSX Venture Exchange.